Exhibit 10.13

Supplier Quality Agreement

This Supplier Quality Agreement (the “Agreement”), dated as of the date last signed below (the "Effective Date"), is entered into by and between Taurus Engineering and Manufacturing, Inc. a Minnesota corporation having its principal place of business at 1375 Willow Lake Blvd, Suite 101, Saint Paul, MN 55110 ("Supplier"), and Anteris Technologies Corporation, a Minnesota corporation having its registered place of business at 860 Blue Gentian Road, Suite 340, Eagan, MN 55121 ("Anteris", and together with Supplier, the "Parties", and each, a "Party").

WHEREAS, Supplier has agreed to manufacture and supply, and Anteris has agreed to purchase, the goods as set forth on Schedule A (“Goods”);

WHEREAS, Anteris manufactures medical device products and wishes to purchase Goods from Supplier; and

WHEREAS, Supplier desires to manufacture and sell the Goods to Anteris.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Definitions. Capitalized terms have the meanings set forth or referred to in this Section 1.

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity or otherwise.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Background Intellectual Property” means intellectual property controlled by a party which are necessary to permit such party to perform its obligations under this Agreement and were made, invented, developed, created, conceived, reduced to practice, or have a filing date before the Effective Date. Background Intellectual Property includes, with respect to each of the foregoing items, all rights in any patents or patent applications, copyrights, trade secret rights, and other Intellectual Property Rights relating thereto.

For purposes of this definition only, "controlled by" means, with respect to any Materials, Information

"Business Day" means any day except Saturday, Sunday, or any other state or federal holiday on which commercial banks located in Minneapolis, Minnesota are closed for business.

"Control" (and with correlative meanings, the terms "Controlled by" and "under common Control with") means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise.

“Complaint” means any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, stability, safety, effectiveness, or performance of the Goods after their release for distribution.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority.

"Intellectual Property Rights" means all industrial and other intellectual property rights comprising or relating to patents, trademarks, domain names, works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; trade secrets; mask works and the like; and all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

"Law" means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, or other requirement or rule of law of any Governmental Authority.

“Manufacture," "Manufacturing," or "Production" means any and all operations related to testing, labeling, packaging, holding, and quality control of the Goods.

"Nonconforming Goods" means any goods received by Anteris from Supplier that: (a) do not conform to the product identifier(s) listed in the applicable Purchase Order; (b) do not fully conform to the Specifications; (c) on visual inspection, Anteris reasonably determines are otherwise defective; or (d) exceed the quantity of Goods ordered by Anteris pursuant to this Agreement or any Purchase Order. Where the context requires, Nonconforming Goods are deemed to be Goods for purposes of this Agreement.

"Permits" means permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained or required to be obtained, from any Governmental Authority.

"Person" means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority, or any other entity.

"Personnel" of a Party means any agents, employees, contractors, or subcontractors engaged or appointed by such Party.

"Purchase Order" means Anteris's purchase order issued to Supplier hereunder.

"Representatives" means a Party's Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys, third-party advisors, successors, and permitted assigns

“SOPs” means Supplier’s written standard operating procedures.

"Specifications" means the specifications for the Goods as provided in writing by Anteris and accepted by Supplier.

“Supply Agreement" means any supply agreement between Anteris and Supplier for the Goods.

2.             Administration.

2.1          This Agreement applies to all activities performed by the Supplier relating to the Goods.

2.2          Schedule A reflects the Specifications for the Goods. Anteris may amend the Specifications at any time with notice to Supplier and subject to any reasonable feedback from Supplier provided within ten (10) days of receipt of the amended Specifications (such feedback Anteris may accept, modify, or reject in its sole discretion).

2.3          During the Term, the Supplier agrees to supply the Goods in accordance with the Specifications, in the quantities ordered by Anteris, and in accordance with the terms and conditions of this agreement. Supplier shall not supply the Goods for anyone other than Anteris or Anteris’s designee.

2.4          The Supplier acknowledges that Anteris manufactures implantable medical devices and accessories in accordance with current Good Manufacturing Practices and the Goods may be used in or associated with the manufacture of those medical devices.

2.5          If requested by Anteris, the Supplier agrees to provide signed comprehensive reports and certificates (where appropriate) within ten (10) Business Days of providing the Goods, which may include but are not limited to, calibration certificates of testing equipment, traceability of standards and methods used to obtain test results. If information requested is to support an audit by a Government Authority, Anteris requests the information as soon as reasonably possible.

2.6          No Exclusivity. The Supplier is not an exclusive Supplier to Anteris. Nothing in this agreement prevents Anteris from acquiring goods that are similar or identical to the Goods from any other Supplier at any time. Anteris is not subject to any obligation to purchase a minimum quantity of Goods and has not made any express or implied representation as to the volume or value of Goods that it may purchase during the Term.

3.             Manufacturing and Delivery Activities.

3.1          Compliance with Laws. Supplier shall comply with all applicable Laws, including those pertaining to the environment, health, and safety. Supplier shall ensure that the Goods are manufactured and tested in strict compliance with all applicable Laws, all applicable SOPs and the Specifications. Supplier shall properly pack, mark, and ship Goods as instructed by Anteris and otherwise in accordance with applicable Law and industry standards, and shall provide Anteris with appropriate shipment documentation.

3.2          Permits. Supplier shall obtain and maintain all Permits necessary for the exercise of its rights and performance of Supplier's obligations under this Agreement, including any Permits required for the import of Goods or any raw materials and other manufacturing parts used in the production and manufacture of the Goods, and the shipment of hazardous materials, as applicable.

3.3          Upon Anteris's reasonable request, Supplier shall provide Anteris with (a) written certification of Supplier's compliance with applicable Laws; (b) written certification of the origin of any ingredients or materials in the Goods; and (c) any additional information regarding the Goods requested by Anteris such that Anteris may comply in a timely manner with its obligations under Law.

3.4          For each shipment of Goods, Supplier shall provide Anteris, in writing, sufficient advance warning and notice (in addition to including appropriate labels on Goods, containers, and packing) of any hazardous or restricted material that is an ingredient or a part of the shipment, together with such special handling instructions as may be necessary to advise logistics providers, handlers of the Goods and personnel of how to exercise that measure of care and precaution that will comply with any applicable Laws and prevent bodily injury or property damage in the handling, transportation, processing, use or disposal of the Goods, containers, and packing.

4.             Term; Termination.

4.1          Term. The term of this Agreement commences on the Effective Date and continues, unless earlier terminated under Section 4.2 for the later of (a) two (2) years or (b) the term of any Supply Agreement (the "Term").

4.2          Termination. Anteris may terminate this agreement with immediate effect by giving written notice to Supplier if there is a Change of Control of the Supplier without the consent of Anteris, such consent not to be unreasonably withheld or delayed.

4.3          On termination or expiration of this Agreement, all amounts owed to the Supplier by Anteris under this agreement become immediately due and payable and each party must promptly (a) return to the other party all equipment, materials and property belonging to the other party that the other party had supplied to it in connection with the supply and purchase of the Goods under this agreement; (b) return to the other party all documents and materials (and any copies) containing the other party's Confidential Information; (c) erase all the other party's Confidential Information from its computer systems (to the extent possible); and (d) on request, certify in writing to the other party that it has complied with this Section 4.3.

4.4          Survival. Subject to the limitations and other provisions of this Agreement: Section 4.3, Section 4.4, Section 5, and Sections 7-11 of this Agreement will survive the expiration or earlier termination of this Agreement.

5.             Quality

5.1           Quality Requirements.

(a)          Supplier Quality Management System. Supplier shall operate a quality management system (“Supplier QMS”) in compliance with ISO 13485 and other relevant requirements, in accordance with the terms of this agreement, and in accordance with Supplier’s procedures. The Supplier QMS shall have a change control process for the Goods. The Supplier QMS shall include processes for reporting and investigation of non-conformances and implementation of corrective and preventative actions.

(b)          Non-Conformances. Goods provided to Anteris shall be in conformance with the Specifications. Supplier will notify Anteris of non-conformances and investigations that impact the quality of the Goods. In the event of non-conformances that impact the quality of the Goods, Supplier will notify Anteris in writing as soon as practicable.

(c)          Compliance Requirements. In supplying the goods, Supplier shall comply with Anteris’s quality procedures as communicated to Supplier in writing; the Supplier QMS; ISO 13485; and any other applicable ISO or similar standards communicated to Supplier in writing.

(d)          Licenses and Permits. Supplier will maintain all licenses, permits, certifications, and other regulatory authorizations necessary to supply the Goods. Supplier will comply with all such licenses, permits, certifications and authorizations, together with any other laws or regulations which are applicable to its performance of services under this agreement. Copies of these licenses, permits, certifications and other government authorizations shall be provided to Anteris upon request. Any changes to any licenses, permits, certifications and authorizations, which impact on Supplier’s ability to supply the Goods accordance with this agreement, will be communicated to Anteris in writing and within two (2) days of Supplier being notified of the change. Anteris has the right to alter or terminate this agreement or any associated agreements between Anteris and Supplier after being notified of such change.

(e)          Quality Audits. Anteris, or suitably qualified persons delegated by Anteris, may conduct audits of Supplier’s manufacturing processes and quality management system (1) annually, or (2) as deemed necessary by Anteris as a “for cause audit” or another reasonable audit request. In the case of an annual audit under Section 5.1(e)(1), Anteris will provide at least fifteen (15) Business Days’ notice of the audit inspection to Supplier. In the case of a "for cause audit" under this Section 5.1(e)(2), Anteris will provide reasonable notice to the Supplier at least one (1) Business Day in advance. For any audits under this Section 5.1(e), Supplier will cooperate with Anteris and provide Anteris with access to records, personal and the facility. Anteris will provide Supplier with an audit report within 1 month of the audit inspection. Supplier will provide Anteris with a response, if required, within the timeframe specified in the audit report. Supplier will conduct internal audits in accordance with their quality management system and internal audit program.

(f)          Regulatory Agency Audits. Supplier will assist and cooperate with Anteris in the event of regulatory agency audits. Supplier acknowledges that it is a critical Supplier to Anteris and may be subject to unannounced audits by a Governmental Authority. However, where possible, Anteris will provide written notification to Supplier of regulatory agency audits specific to Anteris.Anteris is responsible for the receipt of, and the response to, regulatory agency audit reports specific to the material/service used for the manufacture of components and Finished Devices.

(g)          Records. Supplier will maintain records related to its Goods in accordance with Supplier’s documented procedures. Regulations require the retention of all records associated with the Goods used in the manufacture of Anteris’s products to be held for the useful life of the product. No records related to the Goods supplied to Anteris should be destroyed without the consent, in writing, of Anteris. Anteris will review records on receipt of each shipment of the Goods and authorize release of the Goods from quarantine for processing. Non-conforming Goods may not be accepted for delivery and will not be released from quarantine unless all quality parameters can be satisfied. Supplier will provide Anteris with access to all records and associated documentation, relevant to the Goods on request.

(h)          Personnel. Supplier will only permit trained and competent operators, evidenced by training records, to participate in the manufacture and supply of the Goods.

(i)           Subcontracting. Supplier may not subcontract the Goods or the manufacture and supply of the Goods. For the avoidance of doubt, this clause does not apply to the routine provision of services, such as freight services, by Supplier’s approved suppliers.

(j)           Health & Safety Requirements. Supplier will operate in compliance with all local, state and federal statutory health, safety and environmental legislation applicable at the relevant Supplier facility locations.

(k)          Qualification, Testing and Validation. Anteris is responsible for qualification of the Goods. Supplier shall ensure that the Goods meet the Specifications and that all products or services used by Supplier that impact the Goods are appropriately qualified and approved in accordance with the Supplier QMS. Supplier is responsible for validation of the Goods in accordance with the Specifications and the Supplier’s validated processes and parameters. Customer must purchase a validation. Supplier and Anteris shall work together to implement a control plan spanning activities at the Supplier and Anteris. The control plan will contain elements of appropriate inspection, testing and validation to ensure Goods produced by the Supplier meet all Specifications. Anteris may request data or information to complete the qualification.

(l)          Certificate of Conformance/ Certificate of Analysis. Supplier will provide a Certificate of Conformance (CoC) and/ or Certificate of Analysis (CoA) to Anteris as mutually agreed to and documented in the Supplier’s control plan.

(m)         Discontinuance of Product. Supplier will provide Anteris advance notice of plans to discontinue supply of any Goods. This notice will allow Anteris to identify and qualify a new source of supply. Anteris and Supplier will work out a mutually agreeable time frame and procurement plan to facilitate the transition to the new source of supply.

(n)          Responsibilities. Responsibilities are delegated in accordance with the terms of this agreement.

5.2           Change Control.

(a)          Supplier Initiated Change. Supplier shall refrain from any activity that could adversely affect the quality of the Goods or compliance with this Agreement. Supplier shall provide written notice to Anteris and receive written approval from Anteris before implementing any Supplier-initiated changes to the process, materials, testing, equipment or premises, Specifications, SOPs, or any other change where such changes may affect the Goods’ identity, quality, or regulatory status. Supplier shall have responsibility for conducting validation of any change as needed before implementing any such Supplier change.

(b)          Anteris Initiated Change. Anteris shall notify Supplier of any proposed changes to the Specifications with an amended Schedule A. Seller shall evaluate any change proposal initiated by Buyer and shall provide written approval of the change, which approval shall not be unreasonably withheld or delayed. An Anteris-initiated change may trigger a required Supplier-initiated change.

5.3          Duty to Advise. Notwithstanding any of the foregoing, Supplier shall promptly provide written notice to Anteris of any of the following events or occurrences, or any facts or circumstances reasonably likely to give rise to any of the following events or occurrences: (a) any failure by Supplier to perform any of its obligations under this Agreement; (b) any delay in delivery of Goods; (c) any defects or quality problems relating to Goods; (d) any change in Control of Supplier; (e) any deficiency in Anteris specifications, samples, prototypes or test results relating to this Agreement; or (f) any failure by Supplier, or its subcontractors or common carriers, to comply with Law.

5.4           Product Issues.

(a)          Complaint Investigation. Supplier shall investigate and resolve all Complaints. Supplier shall acknowledge receipt of each Complaint and shall process the Complaint investigation in accordance with applicable Laws and Supplier’s SOPs, prepare a final report on the investigation, and provide a written copy of the report to Anteris.

(b)          Recall. Supplier shall notify Anteris in writing about any recall affecting the Goods as soon as possible. If Supplier discovers, after delivery of any Goods to Supplier, any finding which impacts, or could impact, any Goods’ quality or safety attributes, Supplier shall notify Anteris in writing immediately after such discovery. Supplier shall proceed with a comprehensive investigation in a timely manner. Supplier shall use best efforts to assist Anteris in the recall of any affected products incorporating the affected Goods. Supplier shall pay all reasonable expenses associated with such recall and any provision of replacement Goods to Anteris.

6.             Representations and Warranties; Product Warranty.

6.1           Each party represents and warrants to the other party that: (a) it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted hereunder and to perform its obligations hereunder; and (b) when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

6.2           Product Warranty. Supplier warrants to Anteris that (the "Product Warranty"):

(a)          the Goods will: (i) conform, in all respects, to the Specifications; (ii) conform with Anteris's quality requirements; (iii) be of merchantable quality and free from defects, latent or otherwise, in design, materials, and workmanship; (iv) be fit and sufficient for the particular purpose intended by Anteris and its customers, of which the Supplier is aware (and Supplier acknowledges that it knows of Anteris's intended use of the Goods and that such Goods have been selected, designed, manufactured, or assembled by Supplier based upon Anteris's stated use and will be fit and sufficient for the particular purposes intended by Anteris); and (vi) comply with all applicable Laws; and

(b)         each of the Goods will be new and conveyed by Supplier to Anteris with good title, free and clear of all Encumbrances.

6.3           Additional Terms. The Product Warranty (a) is in addition to all other warranties, express, implied, statutory and common law, (b) extends to the Goods' future performance, (c) survives Supplier's delivery of the Goods, Anteris's receipt, inspection, acceptance, use of the Goods and payment for the Goods, and the termination or expiration of this Agreement, (d) inures to the benefit of Anteris and its successors and assigns, and (e) may not be limited or disclaimed by Supplier. Anteris's approval of the Specifications or similar requirements will not be construed to relieve Supplier of any warranties. Any applicable statute of limitations on Anteris's claims for breach of warranty will commence no earlier than the date on which Anteris discovers the breach.

6.4           Withdrawal or Recall of Goods. Notwithstanding Section 5.4(b), if Anteris, any of Anteris's customers or any Governmental Authority determines that any Goods sold to Anteris are defective and a recall campaign is necessary, Anteris will have the right to implement such recall campaign and return defective Goods to Supplier or destroy such Goods, as determined by Anteris in its reasonable discretion, at Supplier's sole cost and risk. If a recall campaign is implemented, at Anteris's option and Supplier's sole cost, Supplier shall promptly replace any defective Goods and provide such replacement Goods to Anteris or Anteris's designee. The foregoing will apply even if the Product Warranty and any other product warranty applicable to the Goods have expired. Supplier will be liable for all of Anteris's costs associated with any recall campaign if such recall campaign is based upon a reasonable determination that the Goods fail to conform to the warranties set forth in this Agreement. Where applicable, Supplier shall pay all reasonable expenses associated with determining whether a recall campaign is necessary.

7.             Indemnification.

7.1          Subject to the terms and conditions of this Agreement, Supplier shall indemnify, defend and hold harmless Anteris and their officers, directors, employees, agents, Affiliates, successors, and permitted assigns (collectively, "Anteris Indemnified Parties") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by any Anteris Indemnified Party as a result of any third-party Claim (collectively, "Losses"), to the extent arising out of, relating to, or resulting from: (a) a breach of any of Supplier's representations, warranties, or covenants set forth in this Agreement; (b) any negligent or more culpable act or omission of Supplier or any of its Representatives (including any recklessness or willful misconduct) in connection with Supplier's performance under this Agreement; (c) any bodily injury, death of any Person or damage to real or tangible personal property caused by the acts or omissions of Supplier or any of its Representatives; or (d) Supplier’s Background Intellectual Property infringes of any third party’s Intellectual Property Right.

7.2          Subject to the terms and conditions of this Agreement, Anteris shall indemnify, defend and hold harmless Supplier and their officers, directors, employees, agents, Affiliates, successors, and permitted assigns (collectively, "Supplier Indemnified Parties") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by any Indemnified Party as a result of any third-party Claim (collectively, "Losses"), to the extent arising out of, relating to, or resulting from: (a) a breach of any of Anteris's representations, warranties, or covenants set forth in this Agreement; (b) any negligent or more culpable act or omission of Anteris or any of its Representatives (including any recklessness or willful misconduct) in connection with Anteris’s performance under this Agreement; (c) any bodily injury, death of any Person or damage to real or tangible personal property caused by the acts or omissions of Anteris or any of its Representatives; or (d) the Goods (other than with respect to Supplier’s Background Intellectual Property) infringing on any third party’s Intellectual Property Right.

8.             NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY OR ITS REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

9.             Intellectual Property. Anteris owns all Intellectual Property Rights in the Specifications. Each party owns its respective Background Intellectual Property.

10.           Confidentiality.

10.1        Scope of Confidential Information. From time to time during the Term, either Party (as the "Disclosing Party") may disclose or make available to the other Party (as the "Receiving Party") information about its business affairs, goods and services (including any Forecasts), confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information. Such information, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as "confidential", constitutes "Confidential Information" hereunder. Confidential Information does not include information that at the time of disclosure and as established by documentary evidence (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 2 by the Receiving Party or any of its Representatives; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party; (d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party's Confidential Information; or (e) is required to be disclosed pursuant to applicable Law.

10.2        Protection of Confidential Information. The Receiving Party shall (a) protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (b) not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (c) not disclose any such Confidential Information to any Person, except to the Receiving Party's Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. The Receiving Party shall be responsible for any breach of this Section 10 caused by any of its Representatives.

11.           Miscellaneous.

11.1        Relationship of the Parties. The relationship between Supplier and Anteris is solely that of supplier and customer and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party.

11.2        Entire Agreement. This Agreement, including and together with any related exhibits, schedules, and the applicable terms of any Purchase Orders or Supply Agreement, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. Notwithstanding the foregoing, if any terms and conditions contained in any Supply Agreement conflict with any terms and conditions contained in this Agreement, the applicable term or condition of this Agreement will prevail and such contrary terms will have no force or effect.

11.3        Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

11.4        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

11.5        Amendment and Modification. No amendment to this Agreement is effective unless it is in writing and signed by a duly authorized representative of each Party.

11.6        Waiver.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set out in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.7        Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise. Each Party acknowledges and agrees that money damages might not be a sufficient remedy for any breach or threatened breach of the confidentiality obligations of this Agreement by such Party or its Representatives. Therefore, in addition to all other remedies available at law (which neither Party waives by the exercise of any rights hereunder), the non-breaching Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any such breach or threatened breach of the confidentiality obligations in this agreement.

11.8        Assignment. Supplier may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Anteris. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

11.9        Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns. This Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns, and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.10      Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Minnesota. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of, and agrees to bring any such action, litigation or proceeding only in, District of Minnesota or, if such court does not have subject-matter jurisdiction, the courts of the State of Minnesota sitting in Hennepin County. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law

11.11      Force Majeure. No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such party's (the "Impacted Party") failure or delay is caused by or results from the following force majeure events ("Force Majeure Event(s)"): any act of God, flood, bush fire, drought, earthquake, landslide, storm, lightning strike, cyclone or other natural disaster; epidemic or pandemic; war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, blockade or breaking off of diplomatic relations; terrorist attack, civil war, civil commotion or riots; sabotage, malicious damage or vandalism; nuclear, chemical or biological contamination; collapse of buildings, fire, explosion or accident, (other than in the case of a party's fraud, negligence or wilful misconduct); interruption, material reduction in the rate of, or failure of any utility service (other than where the interruption, reduction or failure of that utility service is caused by an act or omission of the Impacted Party).. The Impacted Party shall give notice within three (3) business days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party's failure or delay remains uncured for a period of ten (10) consecutive Business Days following written notice given by it under this Section, the other Party may thereafter terminate this Agreement upon one (1) Business Day’s written notice without liability to the Impacted Party; provided that payment for Goods sold prior to the date of termination shall be remitted in accordance with the terms and conditions of this Agreement.

11.12          Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

TAURUS ENGINEERING AND MANUFACTURING, INC.

By	/s/ Janine Philipsen
Name: Janine Philipsen
Title: QMS Representative
Date: 2/13/24

ANTERIS TECHNOLOGIES CORPORATION

By	/s/ Paul Hakamaki
Name: Paul Hakamaki
Title: VP, Quality
Date: 15 FEB 2024

The schedule to this Agreement listed below has been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of this schedule will be provided to the Securities and Exchange Commission upon request.

Schedule A – Goods